Exhibit 99.1

Poster Presentations at 2015 AACR Annual Meeting to Highlight Clinical Utilities and Advantages of Trovagene’s ctDNA Precision Cancer Monitoring Platform

Company’s liquid biopsy technology features single molecule sensitivity and the ability to obtain significantly more circulating tumor DNA (ctDNA) from urine samples vs. plasma

SAN DIEGO — April 20, 2015 — Trovagene, Inc., (NASDAQ:  TROV) a developer of cell-free molecular diagnostics, announced today that clinical and analytical data for the Company’s  Precision Cancer MonitoringSM platform will be presented at the American Association for Cancer Research Annual Meeting in Philadelphia. The data will be presented during the Circulating Free DNA Poster Session from 8 a.m. to noon EDT on April 22. Clinical study results include data for quantitatively monitoring KRAS mutations in pancreatic cancer patients and monitoring for minimal residual disease in metastatic colorectal cancer patients in the adjuvant (post-surgical) setting using liquid biopsy. Analytical results will be presented by the Company, which will include sensitivity data for its CLIA-available assays and the potential advantages of using urine samples to monitor cancer.

The following abstracts will be presented during the poster session:

Abstract title:  Methodology for Single Copy Detection and Quantitative Monitoring of Clinically Actionable Circulating Tumor DNA Mutations in Urine from Cancer Patients

•      Sponsor/presenter: Trovagene/Karena Kosco, Ph.D.

•      Highlights: Single molecule detection is a feature of Trovagene’s cancer monitoring assay technology. Initial study results demonstrate that urine samples can contain over 10-fold the amount of ctDNA vs. plasma samples

Abstract title:  Comparative Levels of KRAS Mutations Circulating Tumor DNA for Association with Overall Survival in Patients with Non-Resectable Pancreatic Cancer

•      Collaborators/presenter: Herlev Hospital, Copenhagen and Trovagene /Mark Erlander, Ph.D.

•      Highlights: Prospective, retrospective trial in patients with advanced or metastatic pancreatic cancer receiving palliative treatment with chemotherapy. Serial, quantitative assessment of ctDNA KRAS on chemotherapy is a powerful predictor of treatment outcomes

Abstract title:  Monitoring Minimal Residual Disease by Urinary or Plasma Circulating Tumor DNA of KRAS Mutation Burden in Colorectal Cancer Patients with Resectable Liver Metastases

•      Collaborators/presenter: Genomac Research Institute and Trovagene/Vlada Melnikova, M.D., Ph.D.

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

•      Highlights: Precision Cancer MonitoringSM platform demonstrates ability to detect and monitor minimal residual disease in colorectal cancer patients with resectable liver metastases

“The scientific and clinical data presented at AACR add to the body of evidence supporting the utility of our novel urine-based liquid biopsy platform,” stated Mark Erlander, Ph.D., chief scientific officer of Trovagene. “With cancer mutations occurring in relatively low abundance, a key challenge is obtaining enough sample material to accurately detect and track ctDNA mutation load over time. We are finding that urine may become the specimen of choice for cancer monitoring, given the ability to obtain larger amounts of ctDNA in each sample relative to plasma, and the flexibility of home-based sampling for patients. Our assays are designed to take advantage of this sample type to improve the standard of cancer care with a highly accurate, non-invasive diagnostic tool.”

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine.  The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s Precision Cancer MonitoringSM platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful.

Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com